Exhibit 99.1
Contact: Brainerd Communicators, Inc.
Jennifer Gery/Scott Cianciulli (media)
Mike Smargiassi/Dianne Pascarella (investors)
212-986-6667
EDCI Holdings, Inc. Announces Appointment of Robert L. Chapman, Jr. to Chief Executive Officer
— Closes Sale of Entertainment Distribution Company, LLC U.S. Distribution Operations to
Sony DADC US Inc. for $26.0 million —
NEW YORK — January 5, 2009 — EDCI Holdings, Inc. (NASDAQ: EDCI) (“EDCI”), the holding company for Entertainment Distribution Company, Inc., the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”), an independent provider of supply chain services to the home entertainment market, today announced the appointment of Robert L. Chapman, Jr. to Chief Executive Officer. Mr. Chapman replaces Interim Chief Executive Officer Clarke H. Bailey, who will continue to serve as non-Executive Chairman of the Board.
EDCI also announced that on December 31, 2008 it closed its definitive asset purchase agreement for the sale of EDC, LLC’s distribution operations located in Fishers, Indiana, U.S. supply agreements with Universal Music Group, the equipment located in its Fishers, Indiana distribution facility and certain manufacturing equipment located in its Kings Mountain, North Carolina facility, as well as the transfer of U.S. customer relationships to Sony DADC US Inc. (“Sony DADC”) for $26.0 million in cash and other consideration.
Clarke Bailey, non-Executive Chairman of EDCI, commented, “As a Board member, Bob has been an invaluable resource to the Company and has played an active role in the execution of EDCI’s and EDC, LLC’s strategic plan. He has a successful track record of identifying undervalued assets and we are excited to have him lead our acquisition efforts as CEO.”
Mr. Chapman commented, “With Chapman Capital advising investment funds that own approximately 14% of EDCI, my interests are indisputably and uniquely aligned with all of EDCI’s owners. As CEO, my primary goal is to lead EDCI’s transition into a respected, fairly valued public company by prudently and diligently applying all or part of its approximately $50 million in holding company cash towards the equity component of a small capitalization acquisition. EDCI’s nearly $280 million, or approximately $14/share based on a 33% corporate tax rate, in unrestricted tax loss carry forwards provides a means for EDCI to maximize its post-acquisition after tax cash flow and related returns to EDCI’s owners. While EDCI has been disciplined in its pursuit of acquisition targets, this past year’s bear market environment, particularly for micro capitalization public shares, has discounted prospective targets to more realistic private market valuations. I shall be pursuing acquisitions immediately, using aggressive timelines with Matthew Behrent, EDCI’s EVP of Corporate Development, and encourage portfolio managers seeking liquidity for their significant (~ 10%) stakes in suitable public company targets to contact Mr. Behrent directly.”
Mr. Chapman joined EDCI’s Board of Directors as an independent director in November 2007. Mr. Chapman is Managing Member of Los Angeles, CA-based Chapman Capital L.L.C., an investment advisor focusing on activist and turnaround investing. Prior to founding Chapman Capital in 1996, Mr. Chapman co-managed the Value Group within Scudder Stevens & Clark, which followed employment with NatWest Securities USA and Goldman, Sachs & Co.
Application of the proceeds from the transaction with Sony DADC to repay debt of EDC, LLC resulted in a reduction of its debt position by $25.5 million. The Company expects to receive additional proceeds for certain equipment transferred to Sony DADC by the end of April, at which time EDC, LLC’s debt position is expected to be less than $10 million. EDC, LLC’s debt position was $38.8 million at September 30, 2008. EDC, LLC’s management team is focused on maximizing cash flow from its remaining international operations. EDCI remains open to additional strategic alternatives for the remaining EDC, LLC assets.
Matthew K. Behrent, EDCI’s Executive Vice President of Corporate Development, may be reached at 212-331-2762.
Michael W. Klinger, EDCI’s Executive Vice President/Chief Financial Officer, may be reached at 317-596-0410.
Robert L. Chapman, Jr., EDCI’s Chief Executive Officer, may be reached at 310-373-0404 x 200.
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About EDCI Holdings, Inc.
EDCI Holdings, Inc. (Nasdaq: EDCI) is the holding company of Entertainment Distribution Company, Inc., which is the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”), an independent provider of supply chain services to the home entertainment market. EDC, LLC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. Its clients include some of the world’s best-known music, movies and gaming companies. Headquartered in New York, EDC, LLC’s operations include manufacturing and distribution facilities in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcllc.com.

Safe Harbor Statement
This news release contains statements that may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the Company’s most recently filed Annual Report on Form 10-K, as amended. These factors include, but are not limited to restructuring activities; potential intellectual property infringement claims; potential acquisitions and strategic investments; volatility of stock price; ability to attract and retain key personnel; competition; variability of quarterly results and dependence on key customers; potential market changes resulting from rapid technological advances; proprietary technology; potential changes in government regulation; international business risks; continuation and expansion of third party agreements; sensitivity to economic trends and customer preferences; increased costs or shortages of raw materials or energy; dependence on Universal Music Group; potential inability to manage successful production; advances in technology and changes in customer demands; variability in production levels; and development of digital distribution alternatives including copying and distribution of music and video files. The Company assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.